Exhibit (g)(2)

APPENDIX A

TO

THE CUSTODIAN AGREEMENT

BETWEEN

EXCHANGE TRADED CONCEPTS TRUST and

BROWN BROTHERS HARRIMAN & CO.

Dated as of 5/27/20

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 9/28/2009 “the Agreement”:

EMQQ Emerging Markets Internet & Ecommerce ETF

Hull Tactical US ETF

Vesper US Large Cap Short-Term Reversal Strategy ETF

North Shore Global Uranium Mining ETF

North Shore Dual Share Class ETF

Nifty India Financials ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY: /s/ J. Garrett Stevens

NAME: J. Garrett Stevens

TITLE: President

DATE: May 27, 2020